Exhibit 99.1

Media: Debbie Mitchell	Investors: Matthew Blake
(614) 757-6225	(614) 757-3996
Debbie.mitchell@cardinalhealth.com	Matthew.blake@cardinalhealth.com

CARDINAL HEALTH BRINGS RESOLUTION TO LITIGATION WITH DEA SETTLEMENT

DUBLIN, Ohio, May 15, 2012 – Cardinal Health today said it had agreed to a settlement with the Drug Enforcement Agency (DEA) that allows the company to bring resolution to ongoing litigation. Cardinal Health agreed to a two-year suspension of its Lakeland, Fla., distribution center’s DEA registration to ship controlled medicines from this facility and to improve certain anti-diversion procedures. The Lakeland distribution center will remain open, and all other operations at the facility will continue. The DEA also confirmed it is planning no further administrative actions at other Cardinal Health facilities.

“This agreement allows us to put this matter behind us, and just as important, will clear the way for a more productive dialogue about how we and others in the health care and regulatory community can work together to prevent the abuse and misuse of prescription drugs,” said George Barrett, chairman and CEO of Cardinal Health.

Cardinal Health will continue its efforts to help stop prescription drug abuse.

About Cardinal Health

Headquartered in Dublin, Ohio, Cardinal Health, Inc. (NYSE: CAH) is a $103 billion health care services company that improves the cost-effectiveness of health care. As the business behind health care, Cardinal Health helps pharmacies, hospitals, ambulatory surgery centers and physician offices focus on patient care while reducing costs, enhancing efficiency and improving quality. Cardinal Health is an essential link in the health care supply chain, providing pharmaceuticals and medical products to more than 60,000 locations each day. The company is also a leading manufacturer of medical and surgical products, including gloves, surgical apparel and fluid management products. In addition, the company supports the growing diagnostic industry by supplying medical products to clinical laboratories and operating the nation’s largest network of radiopharmacies that dispense products to aid in the early diagnosis and treatment of disease. Ranked #21 on the Fortune 500, Cardinal Health employs more than 30,000 people worldwide. More information about the company may be found at cardinalhealth.com and @CardinalHealth on Twitter.